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                                                                   EXHIBIT 10.50
                                  CONFIDENTIAL


March 31, 1999




Ms. Sandra Woodruff
Executive Director
Veterans Medical Research Foundation
VA Medical Center (151A)
3350 La Jolla Village Drive
San Diego,  CA  92161

Dear Sandra:

Collateral Therapeutics, Inc. (hereinafter "CTI") proposes that this letter be the written agreement which sets forth the understanding and obligations of the parties regarding the research conducted by Dr. Kirk Hammond in the field of cardiovascular disease (hereinafter, the "Studies").

1. Kirk Hammond, M.D. (hereinafter "Investigator") and the Veterans Medical Research Foundation (hereinafter "VMRF" or the "Foundation") agree to utilize their best efforts to conduct the Studies. Further details concerning the Studies will be discussed in confidence by the Investigator with CTI representatives. If during the term of this agreement, the Investigator shall cease to conduct the studies, and/or no longer be employed by the Veterns' Affairs Healthcare System, then VMRF shall promptly so notify CTI and CTI shall have the option to terminate the funding of the studies. CTI will promptly advise VMRF in writing if CTI so elects.

2. The Investigator agrees to comply with the federal regulations relating to the Animal Welfare Act (7. U.S.C. 2131, et seq) and the United States Department of Agriculture regulations as set forth in 9 C.F.R. parts 1, 2, and 3.

3. The Investigator will render periodic confidential reports as may be requested to CTI.

4. In preparation for and during the course of these Studies, it may be necessary for CTI to disclose to the Investigator or to VMRF certain technical and business information; all such information, as well as the results of the research, subject to the restriction in paragraph #5 of this agreement, is considered to be highly confidential by CTI. It is understood that VMRF may disclose the amount of this research funding in any routine disclosure as required by VMRF policy, but shall not use or disclose the subject matter of the research. The Investigator and the Foundation agree to take all reasonable precautions to prevent disclosure of this and other


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Veterans Medical Research Foundation
March 19, 1999
Page 2


         confidential information to others and to not use confidential information without the prior express written consent of CTI. These restrictions upon disclosure of said information shall extend beyond the term of this contract for a period of ten (10) years, but shall cease to apply as to any specific portion of the information which is or becomes available to the public other than by the Investigator or the Foundation's fault.

5. The text of any oral or written disclosure of the results of the Studies shall be submitted to CTI at least sixty (60) days prior to any and all such disclosures. The Investigator and the Foundation shall consider any suggestions from CTI concerning said disclosure, but are not bound to incorporate such suggestions in any oral or written publications. CTI may request addition of a sponsor's representative to authorship on documents submitted for publication. The Investigator and the Foundation agree to delay any such disclosure for up to six (6) months following notification of CTI, at CTI's request, to allow for completion of development and filing of patent applications.

6. The Investigator and VMRF agree to disclose promptly and fully to an authorized representative of CTI all ideas, developments and inventions, whether or not patentable, conceived or reduced to practice by the Investigator and/or VMRF as a result of the Studies provided for herein. All of such ideas, developments and inventions shall be the property of CTI. Accordingly, the Investigator and VMRF agree to assign outright to CTI the entire right, title and interest, both in the United States and abroad, to such ideas, developments and inventions and any resulting patent applications and patents, without payment other than the fees provided for herein. The Investigator and VMRF further agree to execute any and all documents and take such other steps which CTI determines are necessary or convenient to fully implement its proprietary rights in such ideas, developments and inventions, such as, including but not limited to executing assignment documents, filing and obtaining patents, and fully cooperating in the prosecution of such property rights, but at no expense to them. CTI will have the above-mentioned patent documents drafted, prosecuted and maintained at its own expense. The Investigator and VMRF warrant that it has appropriate ownership rights in such ideas, developments and inventions to carry out its obligations under this paragraph. Both parties acknowledge that in so far as U.S. government facilities or resources are utilized in this work, the U.S. Government may have rights in any invention and may choose to exercise these rights.

7. Both parties also acknowledge that the Department of Veterans Affairs has informed the VMRF that VMRF has waived all patent rights that may develop in connection with this agreement.


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Veterans Medical Research Foundation
March 19, 1999
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8.       CTI shall have the right to use the results and data of the Studies in any manner deemed appropriate to CTI's business interests. Such uses may include but are not limited to, disclosure as may be useful to meet legal and business obligations, such as to support patent applications, both foreign and domestic, or satisfy the requirements of any government agency. In the event that work resulting from the Studies is published in the scientific literature by CTI, acknowledgement will be made to the Investigator and the Department of Veterans Affairs in the accepted style, as appropriate. CTI will not use the name of the Investigator or VMRF for advertising, other commercial purposes, in publications or otherwise without appropriate written permission, unless required by law or government regulations. CTI agrees that the investigator shall have priority publication rights over data generated from these studies subject to paragraph #5.

9. In consideration for the Studies, during the term of this agreement CTI agrees to pay VMRF direct reimbursement for all expenditures made by VMRF in connection with the Studies as directed by the Investigator, and pay reimbursement for certain direct costs based on the formula as set forth below. In this regard, CTI agrees to pay VMRF the following:
         (i) a $5,000 primary monthly payment (hereafter the "Primary Monthly Payment"); (ii) a supplemental monthly payment (hereafter the "Supplemental Monthly Payment") equal to all other expenditures made by VMRF in connection with the Studies during each month of the term of this agreement in excess of the Primary Monthly Payment; and (iii) a monthly payment covering the allocable indirect costs associated with all amounts expended by VMRF for the Studies which shall be computed by multiplying the sum of the Primary Monthly Payment and the Supplemental Payment by a 40% indirect overhead factor.

         The amount of the Supplemental Monthly Payment will be computed based on the overall level of expenditures by VMRF for the Studies each month, less the Primary Monthly Payment. VMRF shall agree to provide CTI with sufficient information for it to compute the Supplemental Monthly Payment. Following the term of the agreement, VMRF shall agree to promptly return any amounts advanced to VMRF by CTI for which there is not any corresponding expenditure in connection with the Studies.

         CTI shall have the right to review any and all financial records of VMRF relating solely to these Studies on a quarterly basis, to determine the sufficiency of the Supplemental Payment. Annually VMRF shall provide CTI with a financial statement and account reconciliation covering all amounts expended by VMRF for the Studies during the term of this agreement.


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Veterans Medical Research Foundation
March 19, 1999
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10.      This contract will become effective on March 31, 1999, and will terminate three years from that date unless otherwise extended by mutual consent of CTI and the Foundation and Investigator, evidenced by written agreement.

11. The parties agree to take all other action necessary to effect the rights of the parties herein.

12. Only VMRF or CTI, or an assignee or affiliate of VMRF or CTI, shall have rights to enforce any obligation under this Agreement. No other persons or entities shall be deemed an intended beneficiary under this Agreement.

13. The parties acknowledge that Dr. Robert L. Engler may have a conflict of interest regarding this agreement and Dr. J. Parthemore shall serve in his place for VMRF on all matters relating to this agreement.

14. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted if possible rather than voided in order to achieve the intent of the parties to the greatest extent possible. In any event, other provisions of the Agreement shall be deemed valid and enforceable to the greatest extent possible.

If the terms of this agreement meet with the approval of the Veterans Medical Research Foundation, please sign and date two copies and return one to CTI at your earliest convenience.

Most Sincerely,
COLLATERAL THERAPEUTICS, INC.

/s/ Christopher J. Reinhard
-------------------------------
Christopher J. Reinhard
Chief Financial and Operating Officer


ACCEPTED AND AGREED TO:
VETERANS MEDICAL RESEARCH FOUNDATION

/s/ Sandra Woodruff                          4/12/99
--------------------------------             ---------------------------------
Sandra Woodruff                              Date

PRINCIPLE INVESTIGATOR

/s/ Dr. H. Kirk Hammond                       4/15/99
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Dr. H. Kirk Hammond                          Date